UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  04/01/2010

Commission File Number	Exact name of registrant as specified in its charter; State or other jurisdiction of incorporation; Address of principal executive offices; and Registrant's telephone number including area code	IRS Employer Identification Number
001-32956	NewPage Holding Corporation Delaware 8540 Gander Creek Drive Miamisburg, Ohio 45342 877.855.7243	05-0616158
333-125952	NewPage Corporation Delaware 8540 Gander Creek Drive Miamisburg, Ohio 45342 877.855.7243	05-0616156

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On April 1, 2010, NewPage Port Hawkesbury Corp. ("NPPH"), an indirect wholly-owned subsidiary of NewPage Corporation, a wholly-owned subsidiary of NewPage Holding Corporation, entered into an Asset Purchase Agreement with Nova Scotia Power Inc. ("NSPI") to sell certain assets including a boiler at the Port Hawkesbury, Nova Scotia, mill for a cash sales price of Canadian $80 million. We plan to invest the proceeds in our business or use the proceeds to repay indebtedness, or both, in accordance with the terms of our debt instruments. The transaction, which is expected to close in the second half of 2010, is subject to customary conditions, including the receipt of regulatory approvals.

In addition, NSPI and NPPH signed a term sheet for NPPH to construct for NSPI a 60 MW biomass cogeneration utility plant for the generation of electricity by December 31, 2012 for approximately Canadian $93 million. NSPI and NPPH also entered into a Management, Operations and Maintenance Agreement related to NPPH operating the utility assets for NSPI.

A copy of the news release is attached as Exhibit 99.1.

Item 9.01.    Financial Statements and Exhibits

(d)        Exhibits
       99.1        News Release dated April 5, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NewPage Holding Corporation

Date: April 05, 2010	By:	/s/ Douglas K. Cooper
Douglas K. Cooper
Secretary

NewPage Corporation

Date: April 05, 2010	By:	/s/ Douglas K. Cooper
Douglas K. Cooper
Secretary

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	News Release